UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 21, 2009
Date of Report (date of earliest event reported)

ALIGN TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-32259	94-3267295
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

881 Martin Avenue
Santa Clara, California 95050
(Address of principal executive offices)

(408) 470-1000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

At 11:59 p.m. (EDT) on September 21, 2009, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired with respect to the transactions proposed under the Stock Purchase Agreement entered into between Align Technology, Inc. (“Align”) and Danaher Corporation (“Danaher”) on August 16, 2009 (the “Stock Purchase Agreement”) in connection with the settlement of certain litigation between Align and Ormco Corporation, an affiliate of Danaher.  As a result, on September 22, 2009, Align issued to Danaher 2,025,000 fully paid and nonassessable shares of its Common Stock pursuant to the Stock Purchase Agreement.  Additional information regarding the Stock Purchase Agreement the transactions related thereto, and the settlement was previously disclosed by Align in its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2009.

The sale and issuance of the securities issued pursuant to the Stock Purchase Agreement was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated thereunder.  Danaher represented its intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities.  The sales of the securities were made without general solicitation or advertising.  Danaher was an accredited investor and had adequate access, through its relationship with us, to information about us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALIGN TECHNOLOGY, INC.

Date: September 22, 2009	By:	/s/ Roger E. George
Roger E. George,
Vice President, Legal Affairs and General Counsel